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                                                                Exhibit  23.7




INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of U.S. Bancorp on Form S-4 of our report, dated January 24, 1997, on the consolidated statements of operations, changes in shareholders' equity and cash flows of California Commercial Bancshares and subsidiaries for the year ended December 31, 1996, appearing in the Annual Report on Form 10-K of Western Bancorp for the year ended December 31, 1998, incorporated by reference in the Proxy Statement-Prospectus, which is part of this Registration Statement, and to the reference to us under the heading "Experts" in such Proxy Statement-Prospectus.

Deloitte & Touche LLP

August 17, 1999
Los Angeles, California